Exhibit 99.1

Biographical Information for Certain Executive Officers of VMware, Inc.

Paul A. Maritz has been Chief Executive Officer and Director of VMware since July 2008.  Mr. Maritz also served as VMware's President from July 2008 to January 2011.  Prior to joining VMware, he served as President, Cloud Infrastructure and Services Division of EMC Corporation ("EMC"), VMware's parent company and controlling stockholder. Mr. Maritz joined EMC in February 2008 when EMC acquired Pi Corporation ("Pi"), which he had founded in 2003 and where he served as CEO. Pi was a software company focused on building cloud-based solutions. Prior to founding Pi, he spent 14 years working at Microsoft Corporation ("Microsoft"), where he served as a member of the five-person Executive Committee that managed the overall company prior to his retirement in 2000. He also serves as Chairman of the Board of the Grameen Foundation, which supports microfinance around the world.

Carl M. Eschenbach was appointed Co-President, Customer Operations of VMware in January 2011.  Mr. Eschenbach served as VMware's Executive Vice President of Worldwide Field Operations from May 2005 to January 2011. Prior to joining VMware in 2002, he was Vice President of North America Sales at Inktomi from 2000 to 2002. He also held various sales management positions with 3Com Corporation, Lucent Technologies, and EMC.

Richard J. McAniff was appointed Co-President, Products and Chief Development Officer of VMware in January 2011.  Mr. McAniff served as VMware's Executive Vice President, Products and Chief Development Officer from March 2009 to January 2011. Prior to joining VMware, he served in various product development management positions at Microsoft from 1987 through 2008. As corporate vice president for Microsoft Office, Mr. McAniff was responsible for several major software tools including Excel and Access. He also oversaw the Business Intelligence effort within Office and development of Web components for the SharePoint Portal Server. Before serving as corporate vice president, Mr. McAniff served as general manager of the Visual Basic development system.

T. Tod Nielsen was appointed Co-President, Applications Platform of VMware in January 2011.  Mr. Nielsen served as VMware's Chief Operating Officer from January 2009 to January 2011.  Prior to joining VMware, he served as President and Chief Executive Officer of Borland Software Corporation from November 2005 to December 2008. From June 2005 to November 2005, Mr. Nielsen served as Senior Vice President, Marketing and Global Sales Support for Oracle Corporation, an enterprise software company. From August 2001 to August 2004, he served in various positions at BEA Systems, Inc., a provider of application infrastructure software, including Chief Marketing Officer and Executive Vice President, Engineering. Mr. Nielsen also spent 12 years with Microsoft in various roles, including General Manager of Database and Developer Tools, Vice President of Developer Tools, and at the time of his departure, Vice President of Microsoft's platform group.

Mark S. Peek was appointed Co-President, Business Operations and Chief Financial Officer of VMware in January 2011.  Mr. Peek served as VMware's Chief Financial Officer from April 2007 to January 2011.  Prior to joining VMware, he served as Senior Vice President and Chief Accounting Officer of Amazon.com, Inc. from July 2002 to April 2007.  Prior to joining Amazon.com in April 2000, Mr. Peek spent 19 years at Deloitte & Touche, the last ten years as a partner.  Mr. Peek serves as a director of Trimble Navigation, Ltd., a maker of positioning product solutions.